FIRST AMENDED SCHEDULE A

TO THE AMENDED AND RESTATED FUND RISK MANAGEMENT AND OVERSIGHT AGREEMENT

BETWEEN ADVISERS INVESTMENT TRUST AND

CARNE GLOBAL FINANCIAL SERVICES (US) LLC

Effective September 19, 2017

The following series of the Trust now in existence and listed below (each series a “Fund” and collectively, the “Funds”):

FUND NAMES

JOHCM International Small Cap Equity Fund

JOHCM International Select Fund

JOHCM Global Equity Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Asia Ex-Japan Equity Fund

JOHCM Emerging Markets Small Mid Cap Equity Fund

JOHCM US Small Mid Cap Equity Fund

JOHCM International Opportunities Fund

JOHCM Global Income Builder Fund

ADVISER INVESTMENT TRUST		CARNE GLOBAL FINANCIAL SERVICES (US) LLC

/s/ Barbara J. Nelligan		/s/ S. C. Jones
Name:	Barbara J. Nelligan	Name:	S.C. Jones
Title:	President	Title:	Manager